Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF CORRECTED CERTIFICATE OF AMENDMENT OF “DUKE MINING COMPANY, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF MAY, A.D. 2009, AT 1:04 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:04 PM 05/22/2009
FILED 01 :04 PM 05/22/2009
SRV 090517115 -3651851 FILE

CORRECTED CERTIFICATE OF AMENDMENT

OF

DUKE MINING COMPANY, INC.

(BOXWOODS, INC.)

The Corporation is duly organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.

The name of the Corporation is: Duke Mining Company, INC. (Boxwoods, Inc.).

2.

That a Certificate of Amendment was filed by the Secretary of State of Delaware on May 19, 2009 and that said Certificate requires correction as permitted by Section 103(f) of the Delaware General Corporation Law of the State of Delaware.

3.

The inaccuracy or defect of said Certificate to be corrected is as follows:

Fourth: The Certificate of Amendment incorrectly stated that the authorized preferred stock, will be increased to Five Million (5,000,000) shares, par value $.0001 per share. The correct statement should be, the authorized preferred stock will be increased to Twenty-Five (25,000,000) shares, par value $ .0001 per share.

4.

The Certificate of Amendment is attached in its corrected form as Exhibit A.

IN WITNESS WHEREOF the said Corporation has caused this certificate to be signed this 21st day of May, 2009.

BY:	/s/ Darren Miles
Chief Executive Officer
Authorized Officer

Exhibit A

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Boxwoods, Inc. resolutions were dill , adopted setting forth a proposed amendment of' tile Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting 1'orth the proposed amendment is as follows:

RESOLVED, that the Certificate of incorporation of this corporation be amended by changing the Article thereof numbered “1 and 4” so that, as amended. said Article shall be and read as follows:

See Attached Exhibit A

SECOND : That thercafter_ pursuant to resolution of its Board of tJirectors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of' the General Corporation Law of the State or Delaware at which meeting the necessary number of shares as required by statute were voted in ftror of the amendment .

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th -day of May __, 2009.

By:	/s/ Darren Miles
Authorized Officer
T'itle:	Chief Executive Officer
Name:	Darren Miles
Print or Type

Exhibit A

First: The name of the Corporation is hereby amended to Duke Mining Company, Inc.

Fourth: The Corporation increases the authorized common stock that it may issue to Five Hundred million (500,000,000) shares, par value $ .0001 per share, and increases the authorized preferred stock to Twenty-Five Million (25,000,000) shares, par value $ .0001 per share.